Exhibit 3.1

STATE OF DELAWARE CERTIFICATE OF AMENDMENT TO SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF TRXADE GROUP, INC.

The corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST: The name of the Corporation is Trxade Group, Inc. (the “Corporation”). The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on July 15, 2005 under the name Bluebird Exploration Company. A Certificate of Amendment to the Certificate of Incorporation was filed on November 7, 2008 to, among other things, change the name of the Corporation from Bluebird Exploration Company to Xcellink International Inc. A Certificate of Merger was filed on January 8, 2014, which among other things, included an Amended and Restated Certificate of Incorporation which changed the name of the Corporation from Xcellink International Inc. to Trxade Group, Inc. On June 11, 2015, the Corporation filed a Second Amended and Restated Certificate of Incorporation.

SECOND: That the Board of Directors of Trxade Group, Inc., pursuant to Sections 141 and 242 of the General Corporation Law of the State of Delaware, via a unanimous written consent to action without meeting of the Board of Directors, dated October 9, 2019, duly adopted resolutions setting forth a proposed amendment to the Second Amended and Restated Certificate of Incorporation of said corporation (the “Certificate of Incorporation”), subject to the approval for such amendment, by the stockholders of the corporation and declared said amendment to be advisable and in the best interests of the Corporation.

The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by amending and restating Articles IV and V thereof to read as follows:

“ARTICLE IV

This Corporation is authorized to issue two (2) classes of stock, designated “Common Stock” and “Preferred Stock.” The total number of shares of Common Stock authorized to be issued is One Hundred Million (100,000,000) shares, $0.00001 par value per share. The total number of shares of Preferred Stock authorized to be issued is Ten Million (10,000,000) shares, $0.00001 par value per share, all of which shall initially be undesignated Preferred Stock.

Certificate of Amendment to

Second Amended and Restated Certificate of Incorporation of

Trxade Group, Inc.

The undesignated Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, to fix or alter the rights, preferences, privileges and restrictions of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series or the designation thereof and to increase or decrease the number of shares of any such series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall so be decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of such series.

ARTICLE V

1. COMMON STOCK

1.1 General. Each share of Common Stock of the Corporation shall have identical rights and privileges in every respect. The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof.

1.2 Voting. Each registered holder of Common Stock shall be entitled to one vote for each share of such Common Stock held by such holder on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Second Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Second Amended and Restated Certificate of Incorporation (including any Preferred Stock Designation). There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of shares of stock of the Corporation representing a majority of the votes represented by all outstanding shares of stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

Except as required by law and subject to the rights of the holders of any series of Preferred Stock, (a) Holders of Common Stock shall be entitled to elect directors of the Corporation; and (b) Holders of Common Stock shall be entitled to vote on all other matters properly submitted to a vote of stockholders of the Corporation.

1.3 Dividends. Subject to the prior rights and preferences, if any, applicable to shares of the Preferred Stock or any series thereof, the holders of shares of the Common Stock shall be entitled to receive ratably such dividends (payable in cash, stock or otherwise), if any, as may be declared thereon by the Board at any time and from time to time out of any funds of the Corporation legally available therefor.

Certificate of Amendment to

Second Amended and Restated Certificate of Incorporation of

Trxade Group, Inc.

1.4 Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, either voluntary or involuntary, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock or any class or series thereof, the holders of shares of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them. For purposes of this Section 1.4, the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with one or more other corporations or other entities (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary. If any assets of the Corporation distributed to stockholders in connection with any liquidation, dissolution, or winding up of the Corporation are other than cash, then the value of such assets shall be their fair market value as determined in good faith by the Board of Directors. In the event of a merger or other acquisition of the Corporation by another entity, the distribution date shall be deemed to be the date such transaction closes.

2. PREFERRED STOCK

2.1 Issuance and Reissuance. Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to consist of such number of shares and to have such terms, rights, powers and preferences, and the qualifications and limitations with respect thereto, as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board as hereinafter provided (a “Preferred Stock Designation”).

2.2 Blank Check Preferred. Subject to any vote expressly required by this Second Amended and Restated Certificate of Incorporation, authority is hereby expressly granted to the Board from time to time to authorize the issuance of the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and qualifications, limitations or restrictions thereof, including, but not limited to, the following:

(a) whether or not the class or series is to have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(b) the number of shares to constitute the class or series and the designations thereof;

Certificate of Amendment to

Second Amended and Restated Certificate of Incorporation of

Trxade Group, Inc.

(c) the preferences, and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any class or series;

(d) whether or not the shares of any class or series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

(e) whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof, and the terms and provisions relative to the operation thereof;

(f) the dividend rate, whether dividends are payable in cash, stock of the Corporation or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

(g) the preferences, if any, and the amounts thereof which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

(h) whether or not the shares of any class or series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock, securities or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

(i) such other special rights and protective provisions with respect to any class or series as the Board may determine are advisable.

2.3 Number of Shares. The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects. The Board may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution subtracting from such class or series authorized and unissued shares of the Preferred Stock designated for such existing class or series, and the shares so subtracted shall become authorized, unissued, and undesignated shares of the Preferred Stock.

Certificate of Amendment to

Second Amended and Restated Certificate of Incorporation of

Trxade Group, Inc.

Reverse Stock Split of Outstanding Common Stock

Effective as of the effective date of such Amendment as set forth below (the “Effective Time”), every six (6) shares of the Corporation’s Common Stock, issued and outstanding immediately prior to the Effective Time, or held in treasury prior to the Effective Time (collectively the “Old Capital Stock”), shall be automatically reclassified and combined into One (1) share of Common Stock (the “Reverse Stock Split”). Any stock certificate that, immediately prior to the Effective Time, represented shares of Old Capital Stock will, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent the number of shares as equals the quotient obtained by dividing the number of shares of Old Capital Stock represented by such certificate immediately prior to the Effective Time by six (6), subject to any adjustments for fractional shares as set forth below; provided, however, that each person holding of record a stock certificate or certificates that represented shares of Old Capital Stock shall receive, upon surrender of such certificate or certificates, a new certificate or certificates evidencing and representing the number of shares of capital stock to which such person is entitled under the foregoing reclassification. No fractional shares of capital stock shall be issued as a result of the Reverse Stock Split. In lieu of any fractional share of capital stock to which a stockholder would otherwise be entitled, the Corporation shall issue that number of shares of capital stock as rounded up to the nearest whole share. The Reverse Stock Split shall have no effect on the number of authorized shares of capital stock, previously designated series of preferred stock or the par value thereof as set forth above in the preceding paragraphs.”

THIRD: That said amendment was duly adopted by the written consent of the stockholders of the Corporation in accordance with the provisions of Sections 228 of the General Corporation Law of the State of Delaware, pursuant to which written consent, the holders of outstanding shares of the Corporation having no less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted, consented to the adoption of the aforesaid amendments without a meeting, without a vote and without prior notice and that written notice of the taking of such actions is being given in accordance with Section 228(e) of the General Corporation Law of the State of Delaware.

FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware on October 15, 2019.

FIFTH: That said amendment shall be effective for all purposes as of 12:01 A.M. Eastern Time on February 13, 2020.

Certificate of Amendment to

Second Amended and Restated Certificate of Incorporation of

Trxade Group, Inc.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Second Amended and Restated Certificate of Incorporation to be signed by its duly authorized Chief Executive Officer this 12th day of February 2020.

/s/ Suren Ajjarapu
Suren Ajjarapu
Chief Executive Officer

Certificate of Amendment to

Second Amended and Restated Certificate of Incorporation of

Trxade Group, Inc.